Document is copied.
                                                                   EXHIBIT 10.12


                                                             Document is copied.
                              EMPLOYMENT AGREEMENT
                             DATED OCTOBER 14, 1997
                                     BETWEEN
                       PINNACLE BUSINESS MANAGEMENT, INC.
                                       AND
                                JEFFREY G. TURINO

Michael Bruce Hall ("Executive") and Pinnacle Business Management Inc. a Nevada corporation ("Company") hereby agrees to "The Employment Agreement" as follows:

1.   Term

     Pinnacle Business Management Inc. shall employ Jeffrey G. Turino and Jeffrey G. Turino accepts such employment beginning on the date of October 14th 1997 and ending October 13, 2002, upon the terms and conditions set forth herein, unless earlier terminated in accordance with provisions herein. Notwithstanding the foregoing, if this Agreement shall not have been terminated in accordance with the provisions herein on or before October 13th 2002, the remaining term of the Agreement shall be extended such that at each and every moment of time thereafter, the remaining term shall be one year unless (a) the Agreement is terminated earlier in accordance with the provisions herein.

2.   Duties

     Executive shall devote substantially all of his time and best efforts to the performance of the duties of that position so long as his employment in that position shall be continued by PBM. Company agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during his employment hereunder at which Executive's director class comes up for election. Executive shall report directly and solely to the Company's Board of Directors ("Board"). Executive agrees to serve on the Board if elected. Notwithstanding the above, Executive shall be permitted to serve as a Director or Trustee of other organizations, provided such service does not pose a conflict of interest or prevent Executive from effectively performing his duties under this Agreement.

3.   Salary

     Executive shall be employed by the Company in a full time salaried position, as its President. Executive shall receive an annual base salary of $104,000 with additional increases at least annually as deemed necessary by the Board, in its discretion. In the event the company cannot meet the executives compensation the executive may either defer the compensation and accrue the salary or take the difference in common stock at the rate of one share for each dollar not received in the first year. In years two through five stock at a rate equal to shares purchased by the dollar difference of the paid versus non paid salary at an average price of the last thirty days in the trading year of the stock.

4.   Bonus


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     (a)  Executive  shall, as provided in, and subject to, paragraph (e) below, receive an incentive bonus for Company's fiscal years ending December 31, 1997. And December 31, 1998, in an amount equal to 5% of that portion of the pre tax income of Company for each such fiscal year as reported by the Company for that fiscal year, or 50% of annual salary compensation which ever is more.

     (b) Executive shall, as provided in, and subject to, paragraph (e) below, receive an incentive bonus for each fiscal year of Company which shall end after December 31, 1997 and on or before the termination of this Agreement and for such additional periods as are provided in paragraph
          (e) below, in an amount equal to 5% of that portion of the pre tax income of Company for each such fiscal year as reported by the Company for that fiscal year.

     (c) In the event that there shall be a combination of the Company with another company or a capital restructuring of the Company, or any other occurrence similar to any of the foregoing, and as a result thereof the amount or value of the bonuses payable pursuant to either of both of the bonus formulas set forth in paragraphs (a) and (b) above would be, or could reasonably be expected to be, significantly affected thereby, appropriate(s) will, at the request or either party, be negotiated to establish a substitute formula or formulas, or if the parties cannot agree as to whether or not an occurrence which would give rise to the right of either party to request adjustment(s) pursuant to the foregoing has occurred, the parties shall submit such matter to arbitration by a qualified individual investment banker with at least ten years' experience in corporate finance with a major investment banking firm. Neither said firm or said individual shall have had dealings with either party during the preceding five years. Upon failure to agree upon the selection of the arbitrator, each party shall submit a panel of five qualified arbitrators, of the other party may strike three from other's list, and the arbitrator shall be selected by a lot from the remaining four names. The arbitrator shall have the authority only to determine (I) whether the matter is arbitrable under the conditions of this subparagraph (c) and (ii) the substitute formula or formulas that will yield and equitable and comparable result in accordance with the foregoing.

     (d) Each incentive bonus shall be payable (i) 30 days following the date Company's audited consolidated statement of income for the applicable fiscal year becomes available or (ii) on the January 2 following the end of that fiscal year, whichever is later (the "Bonus Payment Date").

     (e) Executive shall be entitled to receive the bonus provided for in paragraph (a) or paragraph (b) above, as the case may be, for each fiscal year during which he is employed hereunder and, in addition, for the next twenty-four months after termination of his employment, except that said post-termination bonus coverage (I) shall only extend for twelve months after termination if Executive takes employment with another major Title Loan, Real Estate or competitive company within twelve months of termination and (ii) shall not apply


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          if Executive has been discharged for good cause. The bonus formula set forth in paragraph (a) above shall be applicable to any part or all of any period prior to December 31, 1998 in respect of which a post-termination bonus is payable, and the formula set forth in paragraph (b) above shall be applicable to any part or all of any period after December 31, 1998 in respect of which a post-termination bonus is payable.

5.   Bonus  Payments

     (a) Bonuses for the fiscal years ending December 31, 1997 and December 31, 1998 shall be payable in cash.

     (b) Bonuses for fiscal years ending after December 31, 1998 shall be payable in cash or a combination of cash and Restricted Stock (as hereinafter defined) as follows: that portion of the bonus for each such fiscal year which does not exceed the Liquid Cash Available. Wherewith if the amount of the bonus calculated in accordance with
          Section 4(b) hereof shall exceed the Liquid Cash Available, the remaining unpaid portion of such bonus shall (except at otherwise provided in Section 12(a) (ii) hereof be payable in Restricted Stock. For purposes of the foregoing, the term "Liquid Cash Available" shall mean, the unallocated money available in the Operating Checking Account.

     (c) For purposes of this Agreement the term "Restricted Stock" shall mean shares of Company common stock which are issued to Executive pursuant to Company's 1997 Stock Incentive Plan (the "Plan") in accordance with, and subject to, the following terms, restrictions, and conditions:

          (i) All shares of Restricted Stock shall be subject to forfeiture (i.e., all right, title, and interest of Executive in such shares shall cease and such shares shall be returned to Company with no compensation of any nature being paid therefore to Executive), if Executive's employment with Company is terminated for good cause as defined in Section 10(a)(iii). Any shares of Restricted Stock issued to Executive after December 31, 2002 shall be deemed to have been issued subject to restrictions which shall have expired, and accordingly, will be free of all restrictions hereunder.

          (ii) During the Restricted Period, Executive will have voting right and will receive dividends (if available) and other distributions with respect to shares of Restricted Stock issued to him but will not be permitted to sell, pledge, assign, convey, transfer, or otherwise alienate or hypothecate such shares.


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          (iii)All  restrictions  on the shares of  Restricted  Stock  issued to
               Executive hereunder will immediately lapse in the event of the death of Executive or disability of Executive resulting in a
               termination   of  employment  by  company   pursuant  to  Section
               10(a)(ii) hereof.

          (iv) All restrictions on the stock will lapse immediately in the event company enters into an agreement pursuant to which either the Company or all or substantially all of its assets are to be sold or combined with another entity (regardless of whether or not such sale or combination is subject to the satisfaction of conditions precedent or subsequent) and as a consequence thereof, the market for public trading of Company common stock would be, or could reasonably be expected to be, eliminated or materially impaired.

          (v) Executive shall enter into an escrow agreement providing that the certificate(s) representing Restricted Stock issued to him will remain in the physical custody of company (or and escrow holder selected by Company) until all restrictions are removed or expire.

          (vi) Each certificate representing Restricted Stock issued to Executive will bear a legend making appropriate reference to the terms, conditions, and restrictions imposed. Any attempt to dispose of Restricted Stock in contravention of such terms, conditions and restrictions, irrespective of whether the certificate contains such a legend, shall be ineffective and any disposition purported to be effected thereby shall be void.

          (vii)Any shares or other securities received by Executive as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to shares of Restricted Stock shall have the same terms, conditions, and restrictions and bear the same legend as Restricted Stock.

     (d) In determining the number of shares of Restricted Stock to be issued in respect of any bonus, the Restricted Stock will be valued on the basis of the average closing price of Company common stock during the period starting on the third business day and ending on the twelfth business day following the release for publication by Company of its annual summary statement of sales and earnings for the applicable fiscal year (as such release is defined by Rule 16-b-3 (e)(1)(ii) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended).


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     (e)  Company shall in due course after the execution of this Agreement (and in no event later than the date Restricted Stock is first required to be issued to Executive hereunder) adopt rules pursuant to the Plan
          regarding   restricted   stock  which  shall   reflect  the  foregoing
          provisions and such other provisions as are in the reasonable opinion of Company's counsel customary with respect to restricted stock. In the event that the Plan should for any reason become unavailable for the issuance of Restricted Stock, Company shall cause the shares of Restricted Stock required to be issued to Executive hereunder to be issued pursuant to another plan of Company on substantially the same terms and conditions as such Restricted Stock would have been issued under the plan.

6.   Stock  Options

     (a)  Executive  shall be granted  options  pursuant to the Plan to purchase
          (I) beginning with a compensation base of 500,000 shares of Company common stock having an exercise price equal to $.50 per-share (the "A Options") in 1998 and (ii) 500,000 shares of Company common stock having an exercise price equal to $1.00 per share in 1999 through the year 2002 (the "B Option"). Seventy five percent of both the A Options and the B Options will vest in increments as nearly equal as possible on October 14th 2002. The remaining twenty-five percent of both the A Options and the B Options will vest in increments as nearly equal as possible on October 8th each year starting October 14th 1999, and continuing through October 8th 2002. Such options shall be subject to, and governed by, the terms and provisions of the Plan except to the extent of modifications of such options which are permitted by the Plan and which are expressly provided for herein. (i) Executive's options may be increased (in the A&B Options) by a percentage amount, to reflect the percentage of fiscal year growth that the company may achieve.

     (b) Executive agrees to enter into a stock option agreement with Company containing the terms and provisions of such options together with such other terms and conditions as counsel for the Company may reasonable require to assure compliance with applicable state or federal law and stock exchange requirements in connection with the issuance of Company stock upon exercise of options to be granted as provided herein, or as may be required to comply with the Plan.

     (c) If Company has not already done so, company shall register Executive's shares pursuant to the appropriate form of registration statement under the Securities Act o 1933 and shall maintain such registration statement's effectiveness as all required times.

     (d) Company shall, to the extent permitted by law, may make loans to Executive in reasonable amounts on reasonable terms and conditions during his employment by Company to facilitate the exercise of the options granted to him as described above.

7.   Benefits

     (a) Executive shall be entitled to receive all benefits generally made available to other executives of company.

     (b) Company shall maintain during the term hereof a minimum of a $1,000,000 split dollar life insurance policy on his life unless a physical examination (which he agrees to take) shows that he is uninsurable.

     (c) Company shall maintain a full medical coverage for Executives, spouse and children.

     (d)  Personal liability insurance.

     (e)  Company Car Lease

     (f)  Regional Professional Sports Season tickets for gifts

     (g)  Free Financial Counseling, Legal and Accounting advice

     (h)  Health, or Country Club Membership

     (i)  Paid sick leave

     (j) Vacations of up to six weeks per year or longer as the Board may authorize during which time Executive's compensation shall be paid in full and he shall continue to participate in all other rights and benefits.

     (k)  Travel Expenses inclusive of Airline VIP Clubs

     (l)  Relocation Expenses.

          (i) Employer shall reimburse the Executive for reasonable expenses incurred in relocation, but not confined to: all costs of the physical move; en route travel expenses, including hotel and meals; temporary living expenses for Executive and family, including meals, for up to fifteen (15) weeks; three (3) house hunting trips for the Executive and family; weekly commuting expenses until Executive has moved; closing costs and commission involved in selling Executive's former residence and purchasing a residence in the area of company's desired location. An additional amount to cover federal, state, and local taxes incurred as a result of the relocation. Company may provide temporary financing while the Executive is trying to obtain permanent financing.

          (ii) Creative Time: The company recognizes the value of creativity of the Executive if he is allowed "creative time" in an environment that suits and stimulates the executive. The company will pay all costs of this time off including meals and lodging for one weekend each quarter in an area of the executives choice to boost and recharge his creative abilities. These activities are including but not limited to recreational activities, religious retreats, health spas or any other activity deemed necessary by the executive.

8.   Reimbursement  for  Expenses

     Executive shall be expected to incur various business expenses customarily incurred by person holding like positions, including but not limited to traveling, entertainment and similar expenses, all of which are to be incurred by Executive for the benefit of Company. Subject to company's policy regarding the reimbursement and non-reimbursement of all such expenses), Company shall reimburse Executive for such expenses from time to time, at Executive's request, and Executive shall account to Company for such expenses.

9.   Protection  of  Company's  Interests

     (a) During the term of this Agreement Executive shall not directly or indirectly engage in competition with, or not own any interest in any business which competes with, any business of Company or any of its subsidiaries; provided, however, that the provisions of this Section 9 shall not prohibit his ownership of not more than 5% of voting stock of any publicly held corporation unless approved by the board.

     (b) Except for actions taken in the course of his employment hereunder, at no time shall Executive divulge, furnish or make accessible to any person any information of a confidential or proprietary nature obtained by him while in the employ of Company. Upon termination of his employment by Company, Executive shall return to the Company all such information which exists in writing or other physical form and all copies thereof in his possession or under his control.

     (c) Company, its successors and assigns, shall, in additions to Executive's services, be entitled to receive and own all of the results and proceeds of said services (including, without limitation, literary material and other intellectual property) produced or created during the term of Executive's employment hereunder. Executive will, at the request of Company, execute such assignments, certificates of other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, protect, enforce or defend its right or title to any such material.


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     (d)  Executive recognizes that the services to be rendered by him hereunder are of a character giving them peculiar value, the loss of which cannot be adequately compensated for in damages, and in the event of a breach of this Agreement by Executive, Company shall be entitled to equitable relief by way of injunction or by any other legal or equitable remedies.

10.  Termination  by  Company

     (a) Company shall have the right to terminate this Agreement after January 1, 2000 under the following circumstances. The company cannot terminate the executive prior to this date. (the company recognizes the value of the Executives role in the critical first two years following the merger with a public shell).

          (i)  Upon the death of Executive

          (ii) Upon notice from Company to Executive in the event of an illness or other disability which has incapacitated him from performing his duties for twelve consecutive months as determined in good faith by the board.

          (iii)For good cause upon notice from Company, Termination by Company of Executive's employment for "good cause" as used in this Agreement shall be limited to gross negligence or malfeasance by Executive in the performance of his duties under this agreement or the voluntary resignation by Executive as an employee of the company without the prior written consent of the Company.

          (iv) For creating private deals at the expense of Company, not for the benefit of the Company and realizing all of the profits without the knowledge or approval of the Board.

     (b) If this Agreement is terminated pursuant to Section 10(a) above, Executive's rights and Company's obligations hereunder shall forthwith terminate except as expressly provided in this Agreement.

     (c) If this Agreement is terminated pursuant to Section 10(a)(I) or (ii) hereof, Executive or his estate shall be entitled to receive 100% of his base salary for the balance of the term of this Agreement, together with the bonus provided for in Section 4(e) hereof. Company may purchase insurance to cover all or any part of its obligations set forth in the preceding sentence, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. If the physical examination shows that Executive is uninsurable, such death and disability benefits shall not be provided (except for bonus), and Executive shall receive only normal Company levels of death and disability benefits.


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     (d)  Whenever  compensation is payable to Executive hereunder during a time when he is partially or totally disabled and such disability (except for the provisions hereof) would entitle him to disability income or to salary continuation payments from Company according to the terms of any plan now or hereafter provided by Company or according to any Company policy in effect at the time of such disability, the compensation payable to him hereunder shall be inclusive of any such disability income or salary continuation and shall not be in addition thereto. If disability income is payable directly to Executive under an insurance policy paid for by Company, the amounts paid to him by said insurance company shall be considered to be part of the payments to be made by Company to him pursuant to this Section 10, and shall not be in addition thereto.

     (e) Under this agreement pursuant to sections 10(a)(b)(c)(d) the termination of an Executive's contract for "Good Cause" shall be determined and enforced by an unanimous decision by the Board of Directors.

     (f) If the Executive had relocated his home for the benefit of the Company, upon his termination for "Good Cause" the Company will purchase his home at fair market value (if within 5 year period of moving) and relocated him at Company to his original home location.

11.  Termination  by  Executive

     Executive shall have the right to terminate his employment under this agreement upon 30 days' notice to company given within 60 days following the occurrence of any o the following events:

     (i) Executive is not elected or retained as President and Director of company.

     (ii) Company acts to materially reduce Executive's duties and responsibilities hereunder. Executive's duties and responsibilities shall not be deemed materially reduced for purposes hereof solely by virtue of he fact that Company is (or substantially all of its assets are) sold to, or is combined with, another entity provided that (a) Executive shall continue to have the same duties and responsibilities with respect to Company's Loan and Real Estate business and (b) Executive shall report directly to the chief executive officer and board of directors of the entity (or individual) that requires Company or its assets.


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     (iii)Company acts to change the geographic  location of the  performance of
          Executive's duties from the Tampa Bay metropolitan area.

12.  Consequences  of  Breach  of  Company

     (a) If this Agreement is terminated pursuant to Section 11 hereof, or if Company shall terminate Executive's employment under this Agreement in any other way that is a breach of this Agreement by Company, the following shall apply:

          (i) Executive shall receive a cash payment equal to the present value (based on a discount rate of 9%) of Executive's base salary hereunder for the remainder of the term, payable within 39 days of the date of such termination.

          (ii) Executive shall be entitled to bonus payments as provided in Sections 4 and 5 above (it being understood, however that all such bonus payments, if made pursuant to this clause, shall be paid in cash regardless of whether or not such payments exceed the Cash Limit).

          (iii)All stock options and Restricted Stock granted by Company to executive under the Plan or granted by Company to Executive prior to the date hereof shall accelerate and become immediately exercisable.

     (b) The parties believe that because of the limitations of Section 11(ii) the above payments do not constitute "Excess Parachute Payments" under
          Section 280G of the Internal Revenue Code of 1954, as amended (the "Code"). Notwithstanding such belief, if any benefit under the preceding paragraph is determined to be an "Excess Parachute Payment" the Company shall pay Executive an additional amount ("Tax Payment") such that (x) the excess of all Excess Parachute Payments (including payments under this sentence) over the sum of excise tax thereon under section 4999 of the Code and income tax thereon under Subtitle A of the Code and under applicable state law is equal to (y) the excess of all Excess Parachute Payments (excluding payments under this sentence) over income tax thereon under Subtitle A of the Code and under applicable state law, provided that the company shall not be obligated to make a Tax Payment in excess o the value of 6.6667 compensation years. For the purposes hereof, the value of a "Compensation Year", including stock options and bonus entitlements, is defined as equal to two times the base salary set for in Section 3.

13.  Remedies


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     Company recognizes that because of Executive's special talents, stature and opportunities in the corporate management environment, and because of the creative nature of and compensation practices of said industry and the material impact that individual projects can have on and the company's results of operations, in the event of termination by Company hereunder (except under Section 10(a)), or in the event of termination by Executive under Section 11, before the end of the agree term, Company acknowledges and agrees that the provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

14.  CONFLICT  RESOLUTION

     In case of any dispute between the Executive and the Company as to the amount of additional compensation payable to the Executive in respect of any fiscal year, determination of the amount so payable will be determined by an independent accountant so hired by the Company, made at the request of any party shall be binding and conclusive on all parties hereto. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this agreement, and such action results in the awarding of a judgment in favor of the Company, all expenses of the Company in conjunction with said action shall be payable by the Executive.

15.  BINDING  AGREEMENT

     This instrument shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns and company, its successor and assigns. Executive may not, without the express written permission of the Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation.

16.  AMENDMENT;  WAIVER

     This instrument contains the entire agreement of the parties with respect to the employment of Executive by Company. No amendment or modification of this agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

17.  GOVERNING  LAW

     (a) This agreement shall be governed by and construed in accordance with the laws of the State of Nevada.


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     (b)  The parties are aware that Executive's  obligation to provide services to Company hereunder for the full term of this agreement (with a minimum of two years and approximately five years) The parties agree that this Agreement (together with certain additional documents and agreements specifically referred to herein) shall constitute the sole and conclusive basis for establishing Executive's compensation for all services are provided by him hereunder, regardless of from the date hereof, notwithstanding the further provision of tract employment may be referred to as affording a "presumptive measure of compensation" for services under such contract. Executive hereby confirms his intent to provide services to the Company under this Agreement for the full term thereof.

18.  NOTICES

     All notices which a party is required or may desire to give to the other party under or; in connection with this Agreement shall be given in writing by addressing the same to the other party as follows:

If to Executive to:
Jeffrey G. Turino
6825 14th Ave. N.
St. Petersburg, Florida 33710

If to Company to:
Pinnacle Business Management Inc.
2963 Gulf To Bay Blvd. Suite 265
Clearwater Florida 33759

or at such other places may be designated in writing by like notice. Any notice shall be deemed to have been given within 46 hours after being addressed as required herein and deposited, first class postage prepaid, in the United States mail.

IN WITNESS THEREOF, the parties have executed this agreement this 1st day of December, 1997, effective as of the day and year first above written.

      /s/
------   -----------------------------------
Jeffrey  G.  Turino
President Pinnacle Business Management, Inc.

      /s/
------   -----------------------------------
Jeffery  G.  Turino
C.E.O. Pinnacle Business Management, Inc.


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